DECORATOR INDUSTRIES, INC.


                     Article 5 of Articles of Incorporation
                            as Amended June 15, 1998

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               5.       The aggregate number of shares that the
                        corporation shall have authority to issue is 10,000,000 shares of Common Stock, with a par value of $0.20 per share.